                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                (Rule 13d - 102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )(1)

                        GENERAL DATACOMM INDUSTRIES, INC.
   ------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
   ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    369487103
   ------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
            ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |X|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |_|      Rule 13d-1(d)

       (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                    ------------------------------
   CUSIP No. 369487103                13G                Page 2 of 9 Pages
------------------------------                    ------------------------------


--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Forest Investment Management LLC

--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  1,673,686
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   zero
        REPORTING          -----------------------------------------------------
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 1,673,686
                           -----------------------------------------------------
                           8.    SOLE DISPOSITIVE POWER
                                 zero
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,673,686
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                [   ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.8%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
   CUSIP No. 369487103                13G                Page 3 of 9 Pages
------------------------------                    ------------------------------


--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Founders Financial Group, L.P.

--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  1,673,686
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   zero
        REPORTING          -----------------------------------------------------
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 1,673,686
                           -----------------------------------------------------
                           8.    SOLE DISPOSITIVE POWER
                                 zero
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,673,686
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                [   ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.8%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
   CUSIP No. 369487103                13G                Page 4 of 9 Pages
------------------------------                    ------------------------------


--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael A. Boyd, Inc.

--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  1,673,686
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   zero
        REPORTING          -----------------------------------------------------
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 1,673,686
                           -----------------------------------------------------
                           8.    SOLE DISPOSITIVE POWER
                                 zero
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,673,686
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                [   ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.8%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
   CUSIP No. 369487103                13G                Page 5 of 9 Pages
------------------------------                    ------------------------------


--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael A. Boyd

--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  1,673,686
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   zero
        REPORTING          -----------------------------------------------------
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 1,673,686
                           -----------------------------------------------------
                           8.    SOLE DISPOSITIVE POWER
                                 zero
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,673,686
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                [   ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.8%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
   CUSIP No. 369487103                13G                Page 6 of 9 Pages
------------------------------                    ------------------------------



ITEM 1.
                  (a)  Name of Issuer.
                       ---------------

                  General DataComm Industries, Inc. (the "Issuer").

                  (b)  Address of Issuer's Principal Executive Offices.
                       ------------------------------------------------

                  The Issuer's principal executive offices are located at 1579 Straits Turnpike, Middlebury, Connecticut 06762.

ITEM 2.
                  (a) Names of Persons Filing.
                      ------------------------

                  This statement is filed by the following persons: (a) Forest Investment Management LLC, an Investment Advisor registered under the Investment Advisors Act of 1940, as amended ("Forest"), (b) Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forest,
(c) Michael A. Boyd, Inc. ("MAB, Inc."), in its capacity as the general partner of Founders and (d) Michael A. Boyd ("Mr. Boyd"), in his capacity as the sole director and shareholder of MAB, Inc. (collectively, the "Filing Parties").

                  (b) Address of Principal Business Office or, if None,
                      Residence.
                      -------------------------------------------------

                  The principal business office of each of the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.

                 (c)  Citizenship.
                      ------------

                 Forest is a Delaware Limited Liability Company.   Founders is a
Delaware limited partnership. MAB, Inc. is a Connecticut corporation. Mr. Boyd is a United States citizen.

                 (d) Title of Class of  Securities.
                     ------------------------------

                 This statement relates to shares of Common Stock (the "Common Stock") of the Issuer.

------------------------------                    ------------------------------
   CUSIP No. 369487103                13G                Page 7 of 9 Pages
------------------------------                    ------------------------------


                 (e) CUSIP Number.
                     -------------

                 369487103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)     |_|   Broker  or dealer registered under Section 15 of
                                 the Act,

                  (b)     |_|   Bank  as defined  in Section 3(a)(6) of the Act,

                  (c)     |_|   Insurance Company as defined in Section 3(a)(19)
                                of the Act,

                  (d)     |_|   Investment Company registered under Section 8 of
                                the Investment Company Act,

                  (e)     |X|   Investment Adviser registered under  Section 203
                                of the Investment Advisers Act of 1940,

                  (f)     |_|   Employee Benefit  Plan,  Pension  Fund  which is
                                subject  to  the   provisions  of  the  Employee
                                Retirement  Income  Security  Act  of  1974   or
                                Endowment Fund; see  13d-1(b)(1)(ii)(F),

                  (g)     |_|   Parent Holding Company, in accordance with  Rule
                                13d-1(b)(ii)(G); see Item 7,

                  (h)     |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)
                                (H).

ITEM 4.           OWNERSHIP.

                  (a)      Amount Beneficially Owned.
                           --------------------------

                           Each  of  Forest,  Founders,  MAB,  Inc. and Mr. Boyd
beneficially owns 1,673,686 shares of Common Stock.

                  (b)      Percent of Class.
                           -----------------

Each  of Forest, Founders, MAB, Inc. and Mr. Boyd owns 7.8% of the Common Stock.

------------------------------                    ------------------------------
   CUSIP No. 369487103                13G                Page 8 of 9 Pages
------------------------------                    ------------------------------



                  (c) Power to Vote or Direct the Vote and Dispose or Direct the
                      Disposition of Securities.
                      ----------------------------------------------------------

                  Each of Forest, Founders, MAB, Inc. and Mr. Boyd has sole power to vote or dispose or to direct the vote or disposition of the shares of Common Stock.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------------------------                    ------------------------------
   CUSIP No. 369487103                13G                Page 9 of 9 Pages
------------------------------                    ------------------------------

                                    Signature

                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                            FOREST INVESTMENT MANAGEMENT LLC



Dated:  April 23, 1999                      By:  /s/ Michael A. Boyd
                                                 -------------------------------
                                                 Michael A. Boyd, Chairman


                                            FOUNDERS FINANCIAL GROUP, L.P.



Dated:  April 23, 1999                      By:  /s/ Michael A. Boyd
                                                 -------------------------------
                                                 Michael A. Boyd, Chairman



                                            MICHAEL A. BOYD, INC.



Dated:  April 23, 1999                      By:   /s/ Michael A. Boyd
                                                  ------------------------------
                                                  Name: Michael A. Boyd
                                                  Title: President


                                            MICHAEL A. BOYD



Dated:  April 23, 1999                      By:   /s/ Michael A. Boyd
                                                  ------------------------------
                                                  Name: Michael A. Boyd